As filed with the Securities and Exchange Commission on August 10, 2015
Registration No. 333‑____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
FORM S‑8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
____________________
PERFORMANT FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-0484934 (I.R.S. Employer Identification No.)

333 North Canyons Parkway Livermore, California (Address of principal executive offices)	94551 (Zip Code)
Amended and Restated 2012 Stock Incentive Plan
(Full title of the plans)
Lisa C. Im Chief Executive Officer 333 North Canyons Parkway Livermore, California 94551 (925) 960-4800 (Name, address and telephone number of agent for service)	Copy to: Blair W. White, Esq. David E. Lillevand, Esq. Pillsbury Winthrop Shaw Pittman LLP Four Embarcadero Center, 22nd Floor San Francisco, California 94111 (415) 983-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)
☐ Large accelerated filer        ☒ Accelerated filer    ☐ Non-accelerated filer        ☐ Smaller reporting company
(Do not check if smaller
reporting company)
CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $0.0001
-To be issued under the Amended and Restated 2012 Stock Incentive Plan	2,250,000	$3.035	$6,828,750	$793.50
Total…………………………………………………	2,250,000		$6,828,750	$793.50
——
(1) Pursuant to Rule 416, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(2) Estimated in accordance with Rule 457(h) solely for purposes of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on August 6, 2015.
(3) Computed in accordance with Rules 457(c) and (h) under the Securities Act, solely for the purpose of calculating the total registration fee. The aggregate offering price and amount of registration fee have been computed based on the average of the high and low prices of the common stock as reported on the Nasdaq Global Select Market on August 6, 2015
____________________

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

REGISTRATION OF ADDITIONAL SHARES
PURSUANT TO GENERAL INSTRUCTION E
This Registration Statement on Form S-8 is filed pursuant to General Instruction E to Form S-8 for the purpose of registering an additional 2,250,000 shares of the Common Stock of Performant Financial Corporation (the “Registrant”). In accordance with General Instruction E to Form S-8, the Registrant hereby incorporates herein by reference the Registration Statement on Form S-8 (No. 333-184657), filed with the Securities and Exchange Commission, together with all exhibits filed therewith or incorporated therein by reference.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Program Annual Information.*
*    Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S‑8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following documents filed by the Registrant with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:
(a)Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Commission on March 13, 2015, and as amended by the Form 10-K/A filed on April 30, 2015;
(a)    Quarterly Reports on Form 10-Q for the fiscal quarter ended March 30, 2015, filed with the Commission on May 8, 2015 and the fiscal quarter ended June 30, 2015, filed with the Commission on August 7, 2015;
(b)    Current Reports on Form 8-K filed with the Commission on January 29, 2015, March 17, 2015 and June 19, 2015; and
(c)    The description of Registrant’s Common Stock contained in Registrant’s registration statement on Form 8‑A, filed on August 8, 2012 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.
In addition, all documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.
Unless expressly incorporated into this Registration Statement, reports furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement, except as to specific sections of such reports that are filed or deemed filed as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities.
Not applicable.

Item 5.	Interests of Named Experts and Counsel.
Not applicable.

Item 6.	Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. The Registrant’s Third Amended and Restated Certificate of Incorporation (Exhibit 3.1(b) to the Registrant’s Registration Statement on Form S-1 (File No. 333-182529) (the “Form S-1 Registration Statement”)) and the Registrant’s Amended and Restated Bylaws (Exhibit 3.2(b) to the Form S-1 Registration Statement) provide for indemnification of the Registrant’s directors and officers to the extent and under the circumstances permitted by the Delaware General Corporation Law.
The Registrant has also entered into Indemnification Agreements (Exhibit 10.1 to the Form S-1 Registration Statement) with its executive officers and directors that require the Registrant to, among other things, indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted by applicable law. The Registrant carries liability insurance for its directors and officers.

Item 7.	Exemption From Registration Claimed.
Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description
5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm
23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page to this Form S-8)

Item 9.	Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Livermore, State of California, on the 10th day of August, 2015.
PERFORMANT FINANCIAL CORPORATION

By          /s/ Lisa C. Im
Lisa C. Im
Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lisa C. Im and Hakan Orvell and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S‑8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Lisa C. Im Lisa C. Im	Chief Executive Officer (Principal Executive Officer) and Board Chair	August 10, 2015
/s/ Hakan L. Orvell Hakan L. Orvell	Chief Financial Officer	August 10, 2015
/s/ Todd R. Ford Todd R. Ford	Director	August 10, 2015
/s/ Brian P. Golson Brian P. Golson	Director	August 10, 2015
/s/ William D. Hansen William D. Hansen	Director	August 10, 2015
/s/ Bruce Hansen Bruce Hansen	Director	August 10, 2015
/s/ Bradley F. Fluegel Bradley F. Fluegel	Director	August 10, 2015

INDEX TO EXHIBITS

Exhibit No.	Description
5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm
23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page to this Form S-8)